Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment, dated as of July 18, 2016 (this “Amendment”), to the Agreement and Plan of Merger, dated as of April 5, 2016 (the “Agreement”), by and among THE FEMALE HEALTH COMPANY, a Wisconsin corporation (“FHC Wisconsin”), BADGER ACQUISITION SUB, INC., a Delaware corporation and a direct wholly-owned Subsidiary of FHC Wisconsin (“FHC Delaware Sub”), BLUE HEN ACQUISITION, INC., a Delaware corporation and a direct wholly-owned Subsidiary of FHC Wisconsin (“APP Merger Sub”), and ASPEN PARK PHARMACEUTICALS, INC., a Delaware corporation (“APP”).

RECITALS

A. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement.

B. FHC Wisconsin, FHC Delaware Sub and APP are parties to a Reincorporation Plan of Merger dated as of June 20, 2016 (the “Reincorporation Plan of Merger”) in order to provide a document setting forth the terms of the Reincorporation Merger for FHC Wisconsin’s shareholders to approve at the FHC Wisconsin Stockholders Meeting.

C. FHC Wisconsin, FHC Delaware Sub, APP Merger Sub and APP desire to amend the Agreement in the manner set forth below to provide that the consummation of the Reincorporation Merger is not a condition to the consummation of the APP Merger, to change the Outside Date to October 31, 2016 and to effect the other amendments set forth herein.

AGREEMENTS

In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Section 5.14 of the Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

Section 5.14. Voting Requirements. The only vote of the holders of any securities of FHC Wisconsin or its Subsidiaries necessary to approve the transactions contemplated by this Agreement are: (a) the affirmative vote at the FHC Wisconsin Stockholders Meeting of the holders of at least two-thirds of all outstanding shares of FHC Wisconsin Common Stock entitled to vote thereon to adopt and approve the Reincorporation Plan of Merger (the “Reincorporation Proposal”), (b) the affirmative vote at the FHC Wisconsin Stockholders Meeting of the holders of at least two-thirds of all outstanding shares of FHC Wisconsin Common Stock entitled to vote thereon to approve and adopt an amendment to FHC Wisconsin’s Amended and Restated Articles of Incorporation, as amended, to increase (x) the total number of authorized shares of FHC Wisconsin Common Stock from 38,500,000 shares to 160,000,000 shares and (y) the total number of authorized shares of FHC Wisconsin Preferred Stock from 5,015,000 shares to 40,000,000 shares, which will be implemented either through (i) the

Reincorporation Merger if the Reincorporation Proposal is approved at the FHC Wisconsin Stockholders Meeting or (ii) the amendment in the form of Annex J hereto (the “FHC Amendment”) if the Reincorporation Proposal is not approved at the FHC Wisconsin Stockholders Meeting, (c) the affirmative vote at the FHC Wisconsin Stockholders Meeting of the holders of at least two-thirds of all outstanding shares of FHC Wisconsin Common Stock entitled to vote thereon to approve and adopt an amendment to FHC Wisconsin’s Amended and Restated Articles of Incorporation, as amended, to change the vote required by stockholders to approve certain amendments to FHC’s Articles of Incorporation, certain mergers, share exchanges or conversions, certain sales of all or substantially all of FHC’s assets, and a dissolution of FHC from an affirmative vote of the holders of two-thirds of the shares entitled to vote thereon pursuant to Section 180.1706 of the WBCL to the holders of a majority of the voting power of the outstanding shares of capital stock of FHC entitled to vote thereon, which will be implemented either through (i) the Reincorporation Merger if the Reincorporation Proposal is approved at the FHC Wisconsin Stockholders Meeting or (ii) the FHC Amendment if the Reincorporation Proposal is not approved at the FHC Wisconsin Stockholders Meeting, (d) the affirmative vote of a majority of votes cast at the FHC Wisconsin Stockholders Meeting to approve the issuance of FHC Wisconsin Common Stock to the holders of APP Stock in the APP Merger pursuant to the NASDAQ rules, and (e) any advisory vote with respect to executive compensation required by Rule 14a-21(c) under the Exchange Act (the “FHC Wisconsin Stockholder Approval”).

2. The parties hereby acknowledge and agree that the consummation of the Reincorporation Merger is not a condition to the consummation of the APP Merger and, if the Reincorporation Proposal is not approved by the requisite vote of the holders of the FHC Wisconsin Common Stock at the FHC Wisconsin Stockholders Meeting but the remainder of the FHC Wisconsin Stockholder Approval (i.e., the votes contemplated by Section 5.14(b), (c) and (d)) is obtained (other than the advisory vote with respect to executive compensation required by Rule 14a-21(c) under the Exchange Act, which is not a condition to Closing) and the other conditions in Article VIII of the Agreement have been otherwise satisfied or waived as provided therein, the Reincorporation Merger shall not be consummated on the Closing Date, but the APP Merger shall be consummated on the Closing Date, with the following amendments to the Agreement being then in effect:

(a) Sections 1.2(a), 3.1(a) and 3.1(d) of the Agreement shall be deleted and all other provisions of the Agreement relating solely to the Reincorporation Merger shall be deleted. Each and every reference to “FHC Delaware” in the Agreement shall be to “FHC Wisconsin” and all references to “FHC Delaware Common Stock” in the Agreement shall be to “FHC Wisconsin Common Stock.”

(b) Section 1.4 of the Agreement shall be deleted in its entirety and in its place and stead the following shall be inserted:

Section 1.4 APP Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the APP Merger to be consummated by filing with the Secretary of

State of the State of Delaware a Certificate of Merger (the “APP Certificate of Merger”) with respect to the APP Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The APP Merger shall become effective at such time specified in the APP Certificate of Merger (the “APP Effective Time”).

(c) Each and every reference in the Agreement to the “Mergers” shall be to the “APP Merger” and each and every reference in the Agreement to the “Reincorporation Effective Time” shall be to the “APP Effective Time,” in each case to the extent applicable giving effect to the lack of requisite approval of the Reincorporation Merger.

(d) Section 2.1 of the Agreement shall be deleted in its entirety and in its place and stead the following shall be inserted:

Section 2.1. Name and Trading Symbol. The parties shall cause (a) the name of FHC Wisconsin as of the APP Effective Time to be changed to “Veru Healthcare Inc.” and (b) the ticker symbol of FHC Wisconsin to be reserved, prior to or as of the APP Effective Time, to be “VERU.” Notwithstanding the foregoing, the businesses of APP Surviving Corporation shall continue to operate under the name “Aspen Park Pharmaceuticals, Inc.” and the businesses of FHC Wisconsin and its Subsidiaries (excluding APP Surviving Corporation) shall continue to operate under the name “The Female Health Company,” unless and until the Board of Directors of FHC Wisconsin following the APP Effective Time shall approve a name under which the separate businesses shall operate.

(e) For avoidance of doubt, the parties agree that the provisions of Section 2.2 of the Agreement relating to the officers and directors of FHC Delaware shall apply to the officers and directors of FHC Wisconsin after the APP Effective Time.

(f) The form of the Escrow Agreement and the form of the Registration Rights Agreement to be executed as a condition to the Closing in Article VIII of the Agreement shall be appropriately revised to refer to FHC Wisconsin and the FHC Wisconsin Common Stock.

(g) Section 8.3(d) of the Agreement is hereby deleted and in its place and stead the following shall be inserted:

(d) The FHC Amendment shall have been filed with the Wisconsin Department of Financial Institutions.

(h) Annex J to the Agreement shall be substantially in the form attached to this Amendment.

3. Section 7.1(c) of the Agreement is hereby deleted and in its place and stead the following is inserted:

(c) The only matters to be voted upon at the FHC Wisconsin Stockholders Meeting are (i) the matters relating to the FHC Wisconsin Stockholder Approval, (ii) any adjournment or postponement of the FHC Wisconsin Stockholders Meeting, and (iii) any other matters as are required by applicable Law.

4. Section 10.1(b)(i) of the Agreement is hereby deleted and in its place and stead the following is inserted:

(b) if the APP Merger shall not have been consummated by October 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party who has materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement or has otherwise failed perform any of its material obligations under this Agreement in any manner that shall have proximately caused the failure of the Mergers to be consummated by such time;

5. Except as expressly amended herein, the Agreement shall remain unchanged and in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives as of the date first above written.

THE FEMALE HEALTH COMPANY

By:	/s/ O.B. Parrish
Name:	O.B. Parrish
Title:	Chief Executive Officer

BADGER ACQUISITION SUB, INC.

By:	/s/ O.B. Parrish
Name:	O.B. Parrish
Title:	Chief Executive Officer

BLUE HEN ACQUISITION, INC.

By:	/s/ O.B. Parrish
Name:	O.B. Parrish
Title:	Chief Executive Officer

ASPEN PARK PHARMACEUTICALS, INC.

By:	/s/ Mitchell S. Steiner, M.D.
Name:	Mitchell S. Steiner, M.D.
Title:	President and Chief Executive Officer